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Exhibit 10.6

3COM CORPORATION

RESTRICTED STOCK PLAN

(As Amended December 1997)

1.
Purpose. The 3Com Corporation Restricted Stock Plan (the "Plan") was adopted by the Board of Directors of 3Com Corporation (the "Board") on July 9, 1991, and was established to create additional incentive for key employees of 3Com Corporation and any successor corporation thereto (collectively referred to as the "Company"), and any present or future parent and/or subsidiary corporations of such corporation (all of whom along with the Company being individually referred to as a "Participating Company" and collectively referred to as the "Participating Company Group") to promote the financial success and progress of the Participating Company Group. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

2.
Administration. The Plan shall be administered by the Board and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any such committee shall satisfy the requirements of Rule 16b-3, as promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and amended from time to time, for being a committee of "disinterested persons" as defined in Rule 16b-3. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan or of the provisions of the grant of shares of the common stock of the Company under the Plan shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

3.
Eligibility. Key employees of the Company (including officers and directors who are also employees) are eligible to participate in the Plan. The Board shall, in the Board's sole discretion, determine which individuals shall have the right to acquire shares of the common stock of the Company under the Plan (the "Participants").

4.
Share Reserve. The Plan shall have a share reserve of one million six hundred sixty five thousand four hundred eighty two (1,665,482) shares (as adjusted for stock splits and stock dividends, and similar events) of authorized but unissued common stock of the Company (the "Stock"). Such share reserve shall be reduced by the number of shares of Stock granted pursuant to the Plan. In the event that any shares of Stock granted pursuant to the Plan are reacquired under the terms of the Plan by the Company, the shares so reacquired shall be returned to the share reserve. Appropriate adjustments shall be made in the number and class of shares of Stock in such share reserve in the event of a stock dividend, stock split, reverse stock split, combination, reclassification, or like change in the capital structure of the Company.

5.
Compliance with Securities Laws. Inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company's legal counsel to be necessary to the lawful issuance of any shares of Stock under the Plan shall relieve the Company of any liability in respect of the non-issuance of such shares of Stock as to which such requisite authority shall not have been obtained.

6.
Stock Grant. The Board shall have the authority to grant shares of Stock from time to time to Participants. After the Board has granted a Participant shares of Stock pursuant to the Plan, the Company shall advise such Participant in writing of the terms, conditions and restrictions of the grant, including the number of shares of Stock which the Participant has been granted. The number of shares of Stock which a Participant may receive under the Plan shall be determined by the Board in the Board's sole discretion. Subject to the provisions of paragraph 7 below, the grant shall be made in the form attached hereto as Exhibit A (the "Stock Grant Agreement").

7.
Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of the standard form of Stock Grant Agreement attached hereto as Exhibit A either in connection with an individual grant or in connection with the authorization of a new standard form; provided, however, that the terms and conditions of such revised or amended standard form of stock grant agreement shall be in accordance with the terms of the Plan.

8.
Provision of Information. Each Participant who receives a grant of shares of Stock pursuant to the Plan shall be given access to information concerning the Company equivalent to that information generally made available to the common shareholders of the Company so long as the Participant retains ownership of such shares.

9.
Term. Unless otherwise terminated, the Plan shall continue until July 9, 2001.

10.
Termination or Amendment of Plan. The Board may terminate or amend the Plan at any time. In any event, no amendment may adversely affect any outstanding grant of shares of Stock without the consent of the Participant. A grant shall be considered as outstanding as of the effective date of such grant as determined by the Board.

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3COM CORPORATION RESTRICTED STOCK PLAN